Exhibit 99.01

Investview Changes Wealth Generators Name
in Favor of New Brand: Kuvera LLC

Salt Lake City, March 1st, 2018 – Investview Corporation (INVU) has filed a name change for its wholly owned subsidiary Wealth Generators LLC to Kuvera LLC.

Investview Inc. has changed the name of Wealth Generators to Kuvera LLC in its first steps to creating its vision for its recently acquired LLC.

“The acquisition of Wealth Generators by Investview Inc represented the initial phase of executing a strategic plan to increase interest among some of the industry's top leaders. This name change will serve as the closing factor in supporting our mission of becoming a globally recognized brand,” said Annette Raynor, Investview’s Chief Operating Officer.

Investview expects the re-branding of Wealth Generators to Kuvera to take place over the next 90 days.

Ryan Smith, CEO added, “It’s been five years since we created Wealth Generators and throughout that time our goals for the company have expanded greatly. We began with equities in the U.S. and our expansion into FOREX in 2015 expanded our customer base to many countries around the world. Our recent entry into Cryptocurrency mining and education has further expanded our reach. The name change to Kuvera symbolizes the future and addresses our desire to service individuals around the world.”

About Wealth Generators/Kuvera LLC

Wealth Generators/Kuvera provides financial technology, education, and research to individuals to enable them to “Find, Grow, and Keep” their money. We are best described as a financial fitness company providing our customers the tools and information that can improve their financial situation.

Wealth Generators/Kuvera products are distributed through a direct sales model. Our products are offered to individuals on a monthly subscription basis. Wealth Generators/Kuvera is classified as a publisher of financial research and information and exempt from securities registration. This is an exemption provided in the U.S. Securities Investment Advisers Act of 1940.

Wealth Generators/Kuvera is not a brokerage firm or Registered Investment Advisor. We do not execute trades or take possession of clients’ brokerage accounts. Our customers may cancel their subscription at any time and execute trades at their own discretion. www.wealthgenerators.com

About Investview, Inc.

Investview, Inc. is a diversified financial technology organization.  The Company operates primarily through its wholly- and majority-owned subsidiaries, to provide financial products and services to accredited investors, self-directed investors and select financial institutions. www.investview.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements”. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on Management’s current beliefs and assumptions and information currently available to Management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contacts:

ir@wealthgenerators.com